Exhibit 99.1

July 2, 2003

Documentum Investor Relations Contact: Janet Scott Documentum (925) 600-6474 janet.scott@documentum.com

DOCUMENTUM ANNOUNCES PRELIMINARY SECOND QUARTER
EARNINGS RESULTS

Achieves Record Revenue with Seventh Consecutive Quarter of Growth;
Non-GAAP EPS Results Within Previous Guidance Range

PLEASANTON, Calif. – July 2, 2003 – Documentum (Nasdaq: DCTM), the leading provider of enterprise content management (ECM), today announced preliminary financial results for its second quarter ended June 30, 2003. The company anticipates revenue for the second quarter of approximately $68 million, an increase of 26% over revenue of $54 million reported for the second quarter of 2002, but below the company’s previous guidance of $72 — $73 million.

On a GAAP basis and based on preliminary financial data, the company estimates diluted earnings per share for the second quarter of approximately $0.01 as compared to a loss per share of $0.01 reported for the second quarter of 2002. Also based on preliminary financial data, the company estimates non-GAAP diluted earnings per share for the second quarter to be approximately $0.07, within the company’s previous non-GAAP guidance of $0.07 to $0.09.

Non-GAAP diluted earnings per share excludes the charges for amortization of stock-based compensation and purchased intangibles, which accounted for non-GAAP diluted earnings per share of approximately $0.05 and $0.01, respectively. The charges for amortization of stock-based compensation and purchased intangibles relate to the company’s acquisition activity conducted in prior periods. These charges have been excluded from non-GAAP earnings as management does not believe that they are representative of underlying trends in the company’s performance and their exclusion provides the investor with additional information to more readily compare the company’s results over multiple periods. In addition, the company has historically reported non-GAAP financial results to the investment community, and we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Finally, these non-GAAP results are the primary metric used by management for internal planning and forecasting the company’s financial results in future periods. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

“The second quarter of 2003 will be Documentum’s seventh consecutive quarter of revenue growth, based on preliminary estimates,” said Dave DeWalt, president and chief executive officer at Documentum. “Although we anticipated stronger growth, the challenging economic environment, delays in government spending and inconsistent execution in Northern Asia hindered our progress. However, I’m pleased with our continued progress in margin expansion, which has enabled us to meet our previously stated earnings guidance. We remain optimistic about our ability to further extend Documentum’s leadership in the enterprise content management market.”

Today Documentum will hold a brief conference call to discuss preliminary results. The company will announce its final financial results on July 17, 2003, at which time more complete commentary and updated guidance will be provided.

Second Quarter Preliminary Results Conference Call

Date:	Wednesday, July 2, 2003

Time:	2:00 p.m. PDT (5:00 p.m. EDT)

Live Call In:	719-457-2728

Passcode:	611407

Replay:	719-457-0820

Passcode:	611407

Replay of audio will be available, beginning at 5:00 p.m. PDT on July 2, 2003, through midnight PDT July 9, 2003.

Second Quarter 2003 Financial Results Conference Call

Date:	Thursday, July 17, 2003

Time:	2:00 p.m. PDT (5:00 p.m. EDT)

Live Call In:	719-457-2638

Passcode:	648030

Replay:	719-457-0820

Passcode:	648030

Replay will be available beginning at 5:00 p.m. PDT through midnight PDT July 24, 2003.

About Documentum
 Documentum provides enterprise content management (ECM) solutions that enable organizations to unite teams, content and associated business processes. Documentum’s integrated set of content, compliance and collaboration solutions support the way people work, from initial discussion and planning through design, production, marketing, sales, service and corporate administration. With a single platform, Documentum enables people to collaboratively create, manage, deliver and archive the content that drives business operations, from documents and discussions to email, Web pages, records and rich media. The Documentum platform makes it possible for companies to distribute all of this content in multiple languages, across internal and external systems, applications and user communities. As a result, Documentum’s customers, which include thousands of the world’s most successful organizations, harness corporate knowledge, accelerate time to market, increase customer satisfaction, enhance supply chain efficiencies and reduce operating costs, improving their overall competitive advantage. For more information, visit Documentum on the Web at www.documentum.com.

Documentum and the Documentum logo are trademarks or registered trademarks of Documentum, Inc. in the US and throughout the world. All other company and product names are used for identification purposes only and may be trademarks of their respective owners. Documentum cannot guarantee completion of any future products or product features mentioned in this document, and no reliance should be placed on their availability. Printed in the U.S.A.

In addition to historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements relating to the company’s preliminary financial results and optimism about further penetration of the ECM market. The company’s future actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, quarter-end accounting adjustments or adjustments requested by the company’s independent auditors after their review of the financial results for the quarter, the risks associated with the software market, risks associated with development and release of new versions and new products, fluctuations in customer demand for our products, risks associated with rapid technological change, concentration of a large percentage of our quarterly revenue with a few customers, the financial, economic and political conditions in the United States and abroad, the risk that the company will not be able to integrate its products, operations and business with acquired entities effectively, that the company’s customers, suppliers and employees will not support its acquisitions, and the other general risks of acquisitions. Such factors also include those discussed from time to time in the company’s public reports filed with the Securities and Exchange Commission, such as those under “Risk Factors” included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2002, quarterly report on Form 10-Q for the quarter ended March 31, 2003, as well as the company’s other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The company undertakes no obligation to update or revise these forward-looking statements.

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